Exhibit 4.49

THE SYMBOL “[***]” OR “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

DATED 1 April 2021

USD300,000,000 REVOLVING LOAN FACILITY AGREEMENT

BETWEEN

YOUDAO, INC.

and

NETEASE, INC.

THIS FACILITY AGREEMENT is entered into on 1 April 2021 (the “Effective Date”), by and between the following Parties:

(I)

Youdao, Inc., a company with limited liability incorporated under the laws of Cayman Islands, with its registered office at PO Box 309, Ugland House, Grand Cayman, KYl- 1104, Cayman Islands (the “Borrower”); and

(2)

NetEase, Inc., a company with limited liability incorporated under the laws of Cayman Islands, with its registered office at PO Box 309, Ugland House, Grand Cayman, KYl- 1104, Cayman Islands (the “Lender”).

BACKGROUND

The Lender has agreed to provide the Borrower an unsecured revolving loan facility on the date of this agreement (the “Agreement”) to provide funds for the Borrower to support its general corporate requirements set forth herein.

For purpose of this Agreement, the Lender and the Borrower are hereinafter individually referred to as a Party, and collectively as the Parties.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following definitions apply in this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC and Hong Kong.

“Availability Period” means the period from the Effective Date to the date falling 35 months after the Effective Date.

“Drawdown Date” means the date of advance of a Loan.

“Interest Period” means each period determined under this Agreement by reference to which interest on a Loan is calculation.

“LIBOR” means, in relation to any Interest Period the rate displayed on page LIBOR0 I of the Reuters screen (or any replacement page which displays that rate) on two London Business Days before the first day of the relevant Interest Period, or any other rate agreed between the Borrower and the Lender prior to the commencement of that Interest Period. If the relevant page is replaced or the service ceases to be available, the Lender may specify another page or service displaying the appropriate rate at which deposits in the USD are being offered to leading banks in the London interbank market. If, in either case, that rate displayed is less than zero, LIBOR shall be deemed to be zero.

“Loan” means the principal amount of the loan made or to be made by the Lender to the Borrower under Loan Drawdown Notice or (as the context requires) the principal amount outstanding for the time being of that loan.

“London Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

“Margin” means 1.1 % per annum.

“Material Adverse Effect” means any material adverse effect on (i) the business or financial condition of the Borrower, including but not limited to material deterioration of business conditions, serious losses, insolvency; (ii) the ability of the Borrower to perform its payment obligations under this Agreement; or (iii) the validity, legality or enforceability of this Agreement, or the rights and remedies of the Lender under this Agreement.

“PRC” means the People’s Republic of China.

“Final Maturity Date” means the <late falling 36 months after the Effective Date of this Agreement.

“Facility Amount” means USD300,000,000 on the Effective Date.

“USD” means the lawful currency of the United States of America.

1.2	Interpretation

In this Agreement, to the extent applicable,

(a)	clause, schedule and paragraph headings shall not affect the interpretation of this Agreement;

(b)

a reference to a person shall include a reference to an individual, firm, company, corporation, partnership, unincorporated body of persons, government, state or agency of a state or any association, trust, joint venture or consortium (whether or not having separate legal personality) and that person’s personal representatives, successors, permitted assigns and permitted transferees;

(c)	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

(d)	a reference to a Party shall include that Party’s successors, permitted assigns and permitted transferees;

(e)	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;

(f)	a reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision;

(g)	a reference to writing or written includes fax and email;

(h)

a reference to this Agreement (or any provision of it) or to any other agreement or document referred to in this Agreement is a reference to this Agreement, that provision or such other agreement or document as amended (in each case, other than in breach of the provisions of this Agreement) from time to time;

(i)	unless the context otherwise requires, a reference to a clause or schedule is to a clause of, or schedule to, this Agreement and a reference to a paragraph is to a paragraph of the relevant schedule;

(j)

any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(k)	a reference to an amendment includes a novation, re-enactment, supplement or variation (and amended shall be construed accordingly);

(I)	a reference to an authorization includes an approval, authorization, consent, exemption, filing, licence, notarisation, registration and resolution; and

(m)

a reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization.

2.	THE FACILITY

2.1

Subject to the terms of this Agreement, the Lender grants to the Borrower a revolving loan facility under which the Lender shall make available to the Borrower Loans during the Availability Period up to the Facility Amount.

2.2	The agreement principal amount of the Loans made available by the Lender during the Availability Period shall not exceed the Facility Amount.

3.	THE LOAN

3.1

Subject to the terms of this Agreement, the Borrower may borrow a Loan during the Availability Period by delivering a completed Loan Drawdown Notice, form of which is set out in Schedule A, two (2) Business Days before the proposed date of drawdown. The form and substance of Loan Drawdown Notice shall be satisfactory to the Lender.

3.2	The principal amount of each Loan shall be in a minimum of USD2,000,000 and an integral multiple of USD2,000,000 (or if less, the balance of the undrawn Facility Amount)

3.3	The currency of each drawdown shall be USD or any other currency mutually agreed by the Lender and the Borrower.

3.4	In case of any inconsistency between the contents of the Loan Drawdown Notice and the provisions hereof, this Agreement shall prevail.

4.	PURPOSE

The Borrower shall use all money borrowed under this Agreement for the purposes below only and not for any other proposes:

(a)	research and development expenses of the Borrower;

(b)	sales and marketing expenses of the Borrower;

(c)	capital injection into subsidiaries;

(d)	making advances to subsidiaries or affiliates; and

(e)	share repurchases.

5.	INTEREST PERIOD

5.1	Each Loan has successive Interest Periods.

5.2

Each Interest Period for a Loan will start on its Drawdown Date or on the expiry of its preceding Interest Period and will be of a duration equal to the Interest Period stated in the Loan Drawdown Notice of that Loan.

5.3	The Interest Period that the Borrower may select in the Loan Drawdown Notice will be 1 month or 3 months.

5.4	If an Interest Period would otherwise overrun the Final Maturity Date, it shall be shortened so that it ends on the Final Maturity Date.

5.5

The Borrower may consolidate and/or split the Loans borrowed by it by written notice to the Lender provided that there will not be, as a result of such consolidation and/or splitting, more than four (4) Loans in aggregate borrowed by the Borrower under this Agreement with Interest Period that end on different days. Loans which have been consolidated shall be treated as one Loan.

5.6	The Lender and the Borrower may enter into such other arrangement as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of Loans borrowed by the Borrower.

6.	INTEREST

6.1	The interest rate on each Loan for each of its Interest Period is the percentage rate per annum which is the aggregate of the applicable LIB OR and Margin.

6.2	Accrued interest at the rates determined by the Lender in accordance with above on each Loan is payable by the Borrower on the last day of each Interest Period for that Loan.

6.3	Interests for a Loan under this Agreement shall be calculated on the basis of the actual number of days used and a year with 360 days.

6.4	If the Borrower fails to pay on the due date any amount payable by it under this Agreement, the rate of interest will be equal to the aggregate of:

(a)	LIBOR;

(b)	the Margin; and

(c)	Default interest 2 % per annum.

7.	REPAYMENT

7.1

The Borrower may repay a Loan together with accrued interests any time before the Final Maturity Date, only if the Borrower provides a written notice to the Lender three (3) Business Days before the date of actual repayment and set out which specific Loan is to be repaid.

7.2

Loans repaid during the Availability Period can be re-borrowed during the Availability Period, provided that the aggregate principal amount of the Loans does not exceed the Facility Amount. Notwithstanding any other terms and conditions, all the unpaid Loans and the accrued interests become mature on the Final Maturity Date.

7.3

If any payment becomes due on a day that is not a Business Day, the due date of such payment will be extended to the next succeeding Business Day, or, if that Business Day falls in the following calendar month, such due date shall be the immediately preceding Business Day.

7.4	All payments made by the Borrower under this Agreement shall be made in full, without set-off, counterclaim or condition, and free and clear of, and without any deduction or withholding.

8.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender which are deemed to be repeated at all times as from the Effective Date of this Agreement until all its liabilities under this Agreement have been discharged:

8.1	The Borrower has the power and capacity to execute and perform its obligations under this Agreement.

8.2

The execution and performance of this Agreement by Borrower do not violate any laws or regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting Borrower, nor do they violate any agreements between the Borrower and any third party or any covenant made to any third party.

8.3	This Agreement shall constitute lawful, valid and enforceable obligations on the Borrower upon execution.

8.4	There are no pending disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to or involving the Borrower that may have a Material Adverse Effect.

8.5

The Borrower shall ensure that at all times any unsecured claims of the Lender against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors except those creditors whose claims are mandatorily preferred by laws.

8.6	No Event of Default is continuing or might be expected to result from any drawdown.

9.	COVENANTS

The Borrower covenants with the Lender that, as from the Effective Date of this Agreement until all its liabilities under this Agreement have been discharged:

9.1	The Borrower will promptly, after becoming aware of them, notify the Lender of any material litigation, arbitration or administrative proceedings or claim against it.

9.2

The Borrower will comply, in all respect, with all applicable laws, if failure to do so has or is reasonably likely to have a Material Adverse Effect on its ability to perform its obligations under this Agreement.

9.3	The Borrower will refrain from taking any action that may have a Material Adverse Effect on its ability to perform its obligations under this Agreement.

9.4	The Borrower will not use the revolving loan for any purpose other than the purposes set out in Clause 4 under this Agreement, except with t the prior written consent of the Lender.

9.5

The Borrower will be subject to the Lender’s inspection and supervision of the use of revolving loan under this Agreement. The Borrower shall provide financial accounting statements and other information in a timely manner at the request of the Lender.

9.6	The Borrower will procure no other event or circumstance occurs which is reasonably likely to have a Material Adverse Effect on its ability to perform its obligations under this Agreement.

10.	EVENT OF DEFAULT

10.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to this Agreement in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; or

(b)	payment is made within five (5) Business Days of its due date.

10.2	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in this Agreement or any other document delivered by or on behalf of the Borrower under or in connection with this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

10.3	Insolvency

(a)

The Borrower is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of the Borrower.

10.4	Illegality

(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under this Agreement.

(b)	Any obligations of the Borrower under any this Agreement are not or cease to be legal, valid, binding or enforceable.

11.	LENDER’S RIGHT TO DEMAND REPAYMENT

If the Borrower breaches any provisions or causes any Event of Default of this Agreement or is reasonably believed by the Lender suffering a Material Adverse Effect, the Lender reserves the right

(a)

to unilaterally rescind this Agreement and demand repayment of the principal and accrued interests of the revolving loan in full. The Borrower shall, within three (3) Business Days of receiving such written notice, repay such principal and accrued interests of the loan in full as required by the Lender; and

(b)	to reduce the Facility Amount to zero,

and the Borrower shall compensate the Lender for any reasonable actual direct economic losses caused by the Borrower’s breaches under this Agreement;

12.	ACCOUNTS AND CERTIFICATES

12.1

The Lender shall maintain accounts evidencing the amounts owed to it by the Borrower, in accordance with its usual practice. Entries in those accounts shall be prima facie evidence of the existence and amount of the Borrower’s obligations as recorded in them.

12.2

If the Lender issues any certificate, determination or notification of a rate or any amount payable under this Agreement, it shall be (in the absence of manifest error) conclusive evidence of the matter to which it relates.

13.	AMENDMENTS, WAIVERS AND CONSENTS AND REMEDIES

13.1	No amendment of this Agreement shall be effective unless it is in writing and signed by, or on behalf of, each Party to it (or its authorized representative).

13.2

A waiver of any right or remedy under this Agreement or by law, or any consent given under this Agreement, is only effective if given in writing by the waiving or consenting Party and shall not be deemed a waiver of any other breach or default. It only applies in the circumstances for which it is given and shall not prevent the Party giving it from subsequently relying on the relevant provision.

13.3

A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, prevent or restrict any further exercise of that or any other right or remedy or constitute an election to affirm this Agreement. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy. No election to affirm this Agreement by the Lender shall be effective unless it is in writing.

13.4	The rights and remedies provided under this Agreement are cumulative and are in addition to, and not exclusive of, any rights and remedies provided by law.

14.	SEVERANCE

If any provision (or part of a provision) of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clause shall not affect the legality, validity and enforceability of the rest of this Agreement.

15.	ASSIGNMENT AND TRANSFER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under this Agreement without the Lender’s prior express written consent.

The Lender may assign any of its rights or transfer by novating any of its rights and obligations under this Agreement to an affiliate of the Lender according to the procedure at its own discretion at any time without prior written consent of the Borrower.

16.	COUNTERPARTS

This Agreement may be executed in counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument. The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement and no exchange of originals is necessary.

17.	THIRD PARTY RIGHTS

A person who is not a Party to this agreement has no right under the Contracts (Rights of Third Parties) Ordinance to enforce or enjoy the benefit of any term of this Agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Ordinance.

18.	NOTICES

18.1	Any notice or other communication given to a Party under or in connection with, this Agreement shall be:

(a)	in writing;

(b)	delivered by hand, by email, by pre-paid first-class post or other next working day delivery service or sent by fax; and

(c)	sent to:

(i)	the Borrower at:

*****

(ii)	the Lender at:

*****

or to any other address or fax number as is notified in writing by one Party to the other from time to time.

18.2	Any notice or other communication that the Lender gives to the Borrower under or in connection with, this Agreement shall be deemed to have been received:

(a)	if delivered by hand, at the time it is left at the relevant address;

(b)	if delivered by email, at the time it transmitted the e-mail to the e-mail address provided by the intended recipient;

(c)	if posted by pre-paid first-class post or other next working day delivery service, on the second Business Day after posting; and

(d)	if sent by fax, when received in legible form.

18.3	Any notice or other communication given to the Lender shall be deemed to have been received only on actual receipt.

19.	GOVERNING LAW AND JURISDICTION

19.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, Hong Kong law.

19.2

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The seat of arbitration shall be Hong Kong.

20.	VALIDITY

This Agreement become effective on the date stated at the beginning of it and end on the Final Maturity Date. This Agreement could be extended if Parties mutually agree and sign an extending loan agreement within 30 days prior to the expiration of the Final Maturity Date.

SIGNATURE PAGES

The Borrower:

YOUDAO, INC.

/s/ Feng Zhou
By:	Feng Zhou (Chief Executive Officer)

The Lender:

NETEASE, INC.

/s/ Charles Zhaoxuan Yang
By:	Charles Zhaoxuan Yang (Chief Financial Officer)

Schedule A:

Loan Drawdown Notice

From:	Youdao, Inc. as Borrower

To:	NetEase, Inc. or its assignee as Lender

Date:

Youdao, Inc. – USD300,000,000 Revolving Facility Agreement dated _____ 2021 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Loan Drawdown Notice. Terms defined in the Facility Agreement shall have the same meaning in this Loan Drawdown Notice.

2.	We wish to borrow a Loan on the following terms. This Loan Drawdown Notice is irrevocable.

Lender	NetEase, Inc. or its assignee
Borrower	Youdao Inc.
Loan Purpose
Borrower Bank Account Details	Bank Name
Bank SWIFT Code
Account Name
Account Number
Loan Currency		Loan Amount
Interest Rate	LIBOR+ 1.1%	Interest Period	1 or 3 months
Drawdown Date		Final Maturity Date

For and on behalf of:	Acknowledged by:
YOUDAO, INC.	[NETEASE, INC. or its assignee]

Authorized Signatory	Authorized Signatory